FOR IMMEDIATE RELEASE

Nastech to Establish Subsidiary, MDRNA, Inc., as an Independent Company to Focus on the Development
of RNA-Based Therapeutics

BOTHELL, Wash., November 13, 2007 – Nastech Pharmaceutical Company Inc. (“Nastech”) (Nasdaq: NSTK) announced today that the Board of Directors has approved the recommendation of its Special Committee to move forward with the process of establishing Nastech’s wholly-owned subsidiary, MDRNA, Inc. (“MDRNA”), as an independent company. Nastech is transferring its intellectual property and agreements related to RNA interference (“RNAi”) into MDRNA. The new structure will give Nastech the ability to pursue independent investment to fund MDRNA’s operations. Nastech plans to pursue such funding in the near-term, subject to market conditions, and expects to retain significant ownership in MDRNA following such financing. In addition, Nastech intends, subject to change based on market conditions or future change in strategy, to thereafter issue a dividend to Nastech’s shareholders of a portion of the MDRNA equity held by Nastech, and to effect the public trading of those securities through a Form 10 filing.

The planned change in corporate structure will enable Nastech to continue its focus on the development of peptide and protein drug delivery technologies while better positioning MDRNA for strategic alliances and direct investment as it develops RNAi therapeutics targeting a broad range of diseases. The establishment of MDRNA as an independent company will also allow it to be better compared and valued relative to other companies in the field of RNAi therapeutics.

“The establishment of MDRNA as an independent company will better serve our shareholders by providing a structure which will help us unlock the value of Nastech’s RNAi assets as well as expedite the development of new therapeutics based on this new technology,” stated Steven C. Quay, M.D., Ph.D., Chairman, President and CEO of Nastech. “We have developed a proprietary platform for the creation and delivery of novel RNAi therapeutics with several candidate molecules in development. We look forward to recognizing the value of this innovative work.”

The next steps with MDRNA are to complete a series of operating agreements with Nastech, obtain external financing to fund MDRNA’s operations separate from Nastech, and to transfer employees from Nastech to MDRNA. It is anticipated that Nastech will provide administrative and facilities support to MDRNA for the near-term.

Nastech has developed and in-licensed proprietary technologies for the development and delivery of RNAi therapeutics. Several product candidates are currently in development targeting influenza and rheumatoid arthritis. Nastech has engaged in collaborations with commercial, academic and governmental organizations including an ongoing Cooperative Research and Development Agreement (CRADA) with the Centers for Disease Control and Prevention focused on evaluating RNAi therapeutics for treatment of influenza.

About RNA Interference (RNAi)

RNA interference, or RNAi, is a cellular mechanism that can be used to turn off the production of a protein by using small interfering RNAs (siRNAs). siRNAs are double-stranded RNA molecules that are able to silence a gene in a sequence-specific manner by degradation of the target messenger RNA. In the case of an siRNA directed against influenza, the target is one or more genes that encode proteins critical for viral replication. If siRNAs are successful at turning off the production of such proteins, the spread of infection would be prevented or slowed. Nastech’s RNAi research and development programs seek to develop safe and effective therapeutics by identifying key protein targets, designing the siRNA that will turn off the production of the targeted proteins, and developing a formulation for the delivery of this potential new class of therapeutics.

About Nastech

Nastech is a biopharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technologies. Nastech and our collaboration partners are developing products for multiple therapeutic areas including osteoporosis, obesity, diabetes, autism, respiratory diseases and inflammatory conditions. Additional information about Nastech is available at http://www.nastech.com.

Nastech Forward-Looking Statements

Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding; (ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech’s and/or a partner’s ability to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) Nastech’s and/or a partner’s ability to obtain required governmental approvals; and (v) Nastech’s and/or a partner’s ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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Contacts:

Nastech
Ed Bell
Director, Investor Relations
(425) 908-3639
ir@nastech.com

Russo Partners , LLC
David Schull (Media)

(212) 845-4271